Exhibit 99.1


                     [Speedway Motorsports, Inc. Letterhead]


                         SPEEDWAY MOTORSPORTS ANNOUNCES
                           PROPOSED PRIVATE PLACEMENT

CONTACT:  Marylaurel Wilks
          (704) 445-3299

--  For Immediate Release --

CONCORD, NC (April 29, 1999) -- Speedway Motorsports, Inc. (NYSE: TRK) announced that it intends to offer approximately $75 million of Senior Subordinated Notes due 2007. These notes are in addition to and identical to $125 million of Speedway Motorsports' Senior Subordinated Notes due 2007 issued in August 1997. The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933 and is expected to close in mid-May. Speedway Motorsports will use the net proceeds from the offering to pay a portion of its indebtedness outstanding under its existing revolving credit facility. The securities to be offered in the private placement will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or applicable exemptions from registration requirements.






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